UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): February 19, 2010

KeyOn Communications Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33842	74-3130469
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11742 Stonegate Circle Omaha, Nebraska	68164
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (402) 998-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

On February 19, 2010, KeyOn Communications Holdings, Inc., a Delaware corporation (the “Company”), issued a series of warrants to purchase up to an aggregate of 150,000 shares of common stock, $.001 par value per share, of the Company at an exercise price of $1.50 per share (the “Warrants”). The Warrants, which are exercisable only upon the occurrence of certain conditions set forth therein, were issued in connection with the Company’s receipt of a commitment to provide equipment financing to the Company, contingent upon the success of the Company’s pending applications for awards under the federal government’s Broadband Initiative Program of the American Recovery and Reinvestment Act of 2009. Unless previously exercised in full, the Warrants expire on February 3, 2015.

Also on February 19, 2010, the Company issued a warrant to purchase up to an aggregate of 150,000 shares of common stock, $.001 par value per share, of the Company, at an exercise price of $1.50 per share. This warrant was issued in connection with a consulting agreement, entered into by and between the Company and the warrant holder, whereby the holder agreed to perform strategic advisory services to the Company. Unless previously exercised in full, the warrant for 150,000 shares of common stock expires on August 19, 2010.

Finally, on February 19, 2010 the Company issued a warrant to purchase up to an aggregate of 100,000 shares of common stock, $.001 par value per share, of the Company, at an exercise price of $1.50 per share. This warrant was issued in connection with a consulting agreement, entered into by and between the Company and the warrant holder, whereby the holder agreed to perform strategic advisory services to the Company. Unless previously exercised in full, the warrant for 100,000 shares of common stock expires on February 19, 2015.

All of the securities issued in the foregoing transactions were issued by the Company in reliance upon the exemption from registration available under Section 4(2) of the Securities Act, including Regulation D promulgated thereunder.

The foregoing description of the warrants is qualified in its entirety by reference to the Form of Warrants that are filed as Exhibit 10.1, 10.2 and 10.3 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Form of Warrant

10.2	Form of Warrant

10.3	Form of Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEYON COMMUNICATIONS HOLDINGS, INC.

Dated: February 19, 2010	By:	/s/ Jonathan Snyder
	Name:	Jonathan Snyder
	Title:	Chief Executive Officer